Exhibit 99

Earl O. Bradley, III
Phone: 931-552-6176

Bonita H. Spiegl
Phone: 931-552-6176

FIRST ADVANTAGE BANCORP ANNOUNCES COMPLETION OF
FIRST ADVANTAGE BANK CHARTER CONVERSION

Clarksville, Tennessee.  February 2, 2012.  Earl O. Bradley, III, CEO of First Advantage Bancorp (the “Company”) [Nasdaq:  FABK], the holding company for First Advantage Bank, today announced that the Bank completed its previously announced conversion from a federally chartered savings bank to a Tennessee-chartered commercial bank, regulated by the Tennessee Department of Financial Institutions and the Federal Deposit Insurance Corporation, effective as of the close of business today.  The Board of Governors of the Federal Reserve System (the “Federal Reserve”) is the federal regulator for First Advantage Bancorp.  In connection with the conversion, the Company has received approval from the Federal Reserve to convert from a savings and loan holding company to a bank holding company.  The conversion will be effective February 2, 2012.

First Advantage Bancorp is the holding company of First Advantage Bank.  Founded in 1953, First Advantage Bank is a Tennessee-chartered commercial bank headquartered in Clarksville, Tennessee.  The Bank operates as a community-oriented financial institution, with five full-service offices in Montgomery County, Tennessee, which is approximately 40 miles northwest of the City of Nashville.  The Bank offers a full range of retail and commercial financial services and its website address is http://www.firstadvantagebanking.com.